Mission Produce Announces Fiscal 2021 Fourth Quarter Financial Results
Owned avocado production volume increased 38% in fiscal fourth quarter versus prior year
Achieves goal of 101 million pounds of owned production for full year fiscal 2021

OXNARD, Calif. -- December 22, 2021 -- (GLOBE NEWSWIRE) Mission Produce, Inc. (Nasdaq: AVO) (“Mission” or the “Company”), the world leader in sourcing, producing, and distributing fresh Hass avocados with additional offerings in mangos, today reported its financial results for the fiscal fourth quarter ended October 31, 2021.
Fiscal Fourth Quarter 2021 Highlights:
•Total revenue of $237.0 million, a 15% increase compared to the same period last year, impacted by average selling price increases of 21%, partially offset by a 5% decrease in avocado volume sold, compared to the same period last year
•Gross profit was $33.8 million, and gross profit percentage decreased to 14.3% of revenue
•Net income of $16.9 million, or $0.24 per diluted share, compared to $18.8 million, or $0.29 per diluted share, for the same period last year
•Adjusted net income of $17.0 million, or $0.24 per diluted share, compared to $21.9 million, or $0.34 per diluted share, for the same period last year
•Adjusted EBITDA of $26.4 million compared to $32.1 million for the same period last year
Full Year 2021 Highlights:
•Total revenue of $891.7 million, a 3% increase compared to prior year, impacted by a 5% increase in avocado volume sold, partially offset by a 2% decrease in average per-unit avocado sales prices
•Net income of $44.9 million, or $0.63 per diluted share, compared to $28.8 million, or $0.45 per diluted share last year
•Adjusted EBITDA of $85.3 million compared to $91.5 million last year
CEO Message
Steve Barnard, Founder and Chief Executive Officer of Mission Produce, commented, “Our business faced significant headwinds in the fourth quarter. Mexico’s challenging supply dynamic, port delays and logistics issues, and the variability in consumer shopping patterns due to the ever-changing COVID conditions negatively impacted our profitability. Despite these challenges, our business remains resilient. We are well positioned to navigate through short-term disruptions while we continue to leverage our competitive advantages to further expand our industry leading position. Importantly, our owned production in Peru performed in line with our expectations, producing record volumes in fiscal 2021 and creating a reduced reliance on the fluctuating Mexican supply. Our vertical integration and multiple sources of supply year-round give us an unparalleled competitive advantage within the industry. Further, the strategic investments we have made to increase our capabilities and capacities, such as our mega facility in Laredo, Texas, which significantly increases our capacity during peak times during the year, and the continued expansion of our footprint in key international markets, gives us confidence in our future long-term success. As we look to 2022, we are confident in our ability to drive sustainable long-term growth with our forward thinking strategies and global footprint.”
Fiscal Fourth Quarter 2021 Consolidated Financial Review
Total revenue for the fourth quarter of fiscal 2021 was $237.0 million compared to $206.8 million for the same period last year, representing a 15% increase, primarily due to a 21% increase in average per-unit avocado sales prices, partially offset by a 5% decrease in avocado volume sold. From a volume perspective, industry supply was negatively impacted by the delayed start of the Mexican harvest season combined with the trailing effects from a smaller Californian crop, partially offset by increased supply from Peru. Higher per-unit pricing was driven by lower supply conditions that existed during the quarter as compared to prior year.
Gross profit decreased 14% compared to the same period last year to $33.8 million, and gross profit percentage declined 480 basis points to 14.3% of revenue. The declines were primarily due to lower per-unit margins related to sourcing of Mexican fruit, which were exacerbated by smaller industry volumes as well as smaller fruit sizes. Additionally, gross margin was impacted by incremental infrastructure costs related to the Company’s new Laredo facility within its Marketing & Distribution segment, as lower Mexican volumes affected utilization rates. Gross margin was also negatively impacted by widespread port delays in the fourth quarter, which created quality issues related to the extended age of inventory on late season Peruvian fruit which impacted sales returns. These impacts were partially offset by higher volume of avocados sold from Company-owned farms within its International Farming segment compared to prior year, which had lower per-unit cost than fruit purchased from third-party growers. The decline in gross profit percentage was driven by higher per-unit sales prices, as per-unit margin represented a lower proportion of the sales value. Per-unit sales price levels are a key determinant in reported gross profit percentage.
Selling, general and administrative expense (“SG&A”) for the fourth quarter decreased $1.3 million to $15.5 million, due primarily to non-comparable share-based compensation associated with the Company’s IPO that was recognized in the prior year period. Excluding this anomaly, the Company continues to realize higher professional fees, labor costs, and liability insurance premiums associated with being a public company. Cost growth was further impacted by the Company’s change in SEC filer status from an emerging growth company to a large-accelerated filer as of October 31, 2021.
Net income for the fourth quarter of fiscal 2021 was $16.9 million, or $0.24 per diluted share. This compares with $18.8 million, or $0.29 per diluted share, for the same period last year. The impact of lower gross margin was partially offset by higher equity method income from the Company’s blueberry investment in Peru and higher other income related to favorable foreign currency movement in the current year period.
Adjusted net income for the fourth quarter of fiscal 2021 was $17.0 million, or $0.24 per diluted share, compared to $21.9 million, or $0.34 per diluted share, for the same period last year.
Adjusted EBITDA was $26.4 million for the fourth quarter of fiscal 2021, compared to $32.1 million for the same period last year, driven primarily by the lower volumes and per-unit margins within the Marketing & Distribution segment and higher SG&A costs exclusive of share-based compensation, partially offset by strong growth of owned production volume, as compared to the prior year period.
Fiscal Fourth Quarter Business Segment Performance
Marketing & Distribution
Net sales in the Marketing & Distribution segment increased 14% to $230.4 million for the quarter, due to the same drivers impacting consolidated revenue.
Segment adjusted EBITDA decreased 57% to $8.4 million, driven primarily by the lower volume and per-unit margins, and higher SG&A costs exclusive of share-based compensation as compared to the prior year.
International Farming
Substantially all sales of fruit from the Company’s International Farming segment are to the Marketing and Distribution segment, with the remainder of revenue largely derived from services provided to third parties. Affiliated sales are concentrated in the second half of the fiscal year in alignment with the Peruvian avocado harvest season, which typically runs from April through August of each year. As a result, adjusted EBITDA for International Farming is generally concentrated in the third and fourth quarters of the fiscal year in alignment with sales.
Total International Farming segment sales increased 38% to $30.4 million in the three months ended October 31, 2021, due to higher fruit volumes resulting from improved harvest yields at its maturing orchards.
Segment adjusted EBITDA improved by $5.3 million to $18.0 million primarily due to the revenue drivers noted above, partially offset by higher costs associated with strategic initiatives in farming maintenance and operations that were intended to drive yield enhancements. Additionally, due to widespread port delays which in some cases nearly doubled the normal shipment timing, we experienced some quality issues related to the extended age of inventory on late season fruit which negatively impacted sales returns.
Balance Sheet and Cash Flow
Cash and cash equivalents were $84.5 million as of October 31, 2021 compared to $124.0 million as of October 31, 2020.
Net cash provided by operating activities was $47.0 million for fiscal year 2021, compared to $78.9 million in fiscal year 2020. The $31.9 million change was primarily driven by unfavorable net change in working capital. Within working capital, unfavorable changes in accounts receivable and inventory were partially offset by favorable changes in grower payables. Accounts receivable increases were due to rising per-unit sales prices during the year. Changes in inventory were driven by a combination of higher farm related inventory in Peru, as well as higher per-unit cost of Mexican fruit on-hand compared to prior year. The increases in farm related inventory were due primarily to growth in productive acreage and higher on-hand quantities of fruit at the end of the year due to the extension of the harvest season combined with port delays. Favorable changes in grower payables were correlated with the pricing increases experienced with Mexican inventory.

Capital expenditures were $73.4 million for fiscal year 2021, compared to $67.3 million in fiscal year 2020. Current year expenditures were primarily for the construction of the Laredo facility, which was completed in mid-fiscal 2021, and land improvements and orchard development in Peru and Guatemala.
Outlook
For the first quarter of fiscal year 2022, the Company is providing the following industry outlook that will drive performance as the business shifts back to its Marketing & Distribution segment:
•The industry is expecting volumes to be flat to slightly down in the fiscal 2022 first quarter versus the prior year period, primarily due to supply constraints associated with the Mexican harvest.
•Pricing is expected to be relatively steady on a sequential basis, which would imply a year-over-year increase of approximately 40% compared to the $1.04 per pound average experienced in first quarter of fiscal 2021.
Conference Call and Webcast
As previously announced, the Company will host a conference call to discuss its fiscal fourth quarter 2021 financial results today at 5:00 p.m. ET.
The conference call can be accessed live over the phone by dialing (877) 407-9039 or for international callers by dialing (201) 689-8470. A replay of the call will be available through January 5, 2022 by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 13725505.
The live audio webcast of the conference call will be accessible in the News & Events section on the Company's Investor Relations website at https://investors.missionproduce.com. An archived replay of the webcast will also be available shortly after the live event has concluded.
Non-GAAP Financial Measures
This press release contains the non-GAAP financial measures “adjusted net income” and “adjusted EBITDA.” Management believes these measures provide useful information for analyzing the underlying business results. These measures are not in accordance with, nor are they a substitute for or superior to, the comparable financial measures by generally accepted accounting principles.
Adjusted net income refers to net income, before stock-based compensation expense, unrealized gain (loss) on derivative financial instruments, foreign currency gain (loss), further adjusted by any special, non-recurring, or one-time items that are distortive to results (discrete tax adjustment related to changes in Peruvian tax rates, impairment of equity method investment, legal settlement, farming costs on nonproductive orchards, and asset impairment and disposals, net of insurance recoveries), debt extinguishment costs, and tax effects of these items, if any.
Adjusted EBITDA refers to net income (loss), before interest expense, income taxes, depreciation and amortization expense, stock-based compensation expense, other income (expense), and income (loss) from equity method investees, further adjusted by asset impairment and disposals, net of insurance recoveries, legal settlement, farming costs for nonproductive orchards (which represents land lease costs), and any special, non-recurring, or one-time items such as impairments that are excluded from the results the CEO reviews uses to assess segment performance and results
Reconciliations of these non-GAAP financial measures to the most comparable GAAP measure are provided in the table at the end of this press release.
About Mission Produce, Inc.
Mission Produce is the global leader in the worldwide avocado business. Since 1983, Mission Produce has been sourcing, producing and distributing fresh Hass avocados, and as of 2021, fresh mangos, to retail, wholesale and foodservice customers in over 25 countries. The vertically integrated Company owns and operates four state-of-the-art packing facilities in key growing locations globally including California, Mexico & Peru and has additional sourcing capabilities in Chile, Colombia, Dominican Republic, Guatemala, New Zealand, & South Africa, which allow the company to provide a year-round supply of premium fruit. Mission’s global distribution network includes twelve forward distribution centers in North America, China & Europe that offer value-added services such as ripening, bagging, custom packing and logistical management. In addition, Mission owns over 11,000 acres globally, allowing for diversified sourcing and access to complementary growing seasons, while ensuring its customers receive the highest quality fruit possible. For more information, please visit www.missionproduce.com.
Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that, within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are also intended to identify forward-looking statements. The forward-looking statements in this press release address a variety of subjects, including statements about our short-term and long-term assumptions, goals and targets. Many of these assumptions relate to matters that are beyond our control and changing rapidly. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurances that our expectations will be attained. Readers are cautioned that actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including: limitations regarding the supply of avocados, either through purchasing or growing; the loss of one or more of our largest customers or a reduction in the level of purchases by customers; doing business internationally, including Mexican and Peruvian economic, political and/or societal conditions; fluctuations in market prices of avocados; increasing competition; inherent farming risks; variations in operating results due to the seasonality of the business; general economic conditions; the effects of the COVID-19 pandemic, including resulting economic conditions; inflationary pressures and increases in costs of commodities or other products used in our business; food safety events and recalls of our products; changes to USDA and FDA regulations, U.S. trade policy, and/or tariff and import/export regulations; restrictions due to health and safety laws; significant costs associated with compliance with environmental laws and regulations; acquisitions of other businesses; the ability of our infrastructure to handle our business needs; supply chain optimization failures or disruptions; disruption to the supply of reliable and cost-effective transportation; failure to recruit and retain key personnel and an adequate labor supply and lack of good employee relations; information system security risks, data protection breaches and systems integration issues; changes in privacy and/or information security laws, policies and/or contractual arrangements; material litigation or adverse governmental actions; failure to maintain or protect our brand; changes in tax rates or international tax legislation; risks associated with our indebtedness; the viability of an active, liquid, and orderly market for our common stock; volatility in the trading price of our common stock; concentration of control in our executive officers, directors and principal stockholders over matters submitted to stockholders for approval; limited sources of capital appreciation; significant costs associated with being a public company and the allocation of significant management resources thereto; reliance on analyst reports; failure to maintain proper and effective internal control over financial reporting; restrictions on takeover attempts in our charter documents and under Delaware law; the selection of Delaware as the exclusive forum for substantially all disputes between us and our stockholders; and other risks and factors discussed from time to time in our Annual and Quarterly Reports on Forms 10-K and 10-Q and in our other filings with the Securities and Exchange Commission. You can obtain copies of our SEC filings on the SEC’s website at www.sec.gov. The forward-looking statements contained in this press release are made as of the date hereof and the Corporation does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.
You can obtain copies of our SEC filings on the SEC’s website at www.sec.gov. The forward-looking statements contained in this press release are made as of the date hereof and the Corporation does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.
Contact
Investor Relations
ICR
Jeff Sonnek
646-277-1263
jeff.sonnek@icrinc.com
Media
Denise Junqueiro
Vice President of Marketing and Communications
Mission Produce, Inc.
press@missionproduce.com

MISSION PRODUCE, INC.
Condensed Consolidated Balance Sheets (Unaudited)

	October 31,
(In millions, except for shares)	2021	2020
Assets
Current Assets:
Cash and cash equivalents	$84.5	$124.0
Restricted cash	6.1	1.4
Accounts receivable
Trade, net of allowances	73.8	57.5
Grower and fruit advances	0.6	1.5
Miscellaneous receivables	12.3	13.4
Inventory	48.2	38.6
Prepaid expenses and other current assets	11.6	8.8
Loans to equity method investees	3.3	—
Income taxes receivable	6.7	2.9
Total current assets	247.1	248.1
Property, plant and equipment, net	424.2	379.1
Operating lease right-of-use assets	43.9	—
Equity method investees	52.7	46.7
Loans to equity method investees	1.8	4.5
Deferred income tax assets, net	7.6	4.4
Goodwill	76.4	76.4
Other assets	19.8	18.1
Total assets	$873.5	$777.3

Liabilities and Shareholders' Equity
Liabilities:
Accounts payable	$22.8	$20.5
Accrued expenses	28.8	28.3
Income taxes payable	1.9	1.7
Grower payables	22.2	18.8
Long-term debt—current portion	8.8	7.4
Operating leases—current portion	3.6	—
Finance leases—current portion	1.1	1.2
Total current liabilities	89.2	77.9
Long-term debt, net of current portion	155.1	166.7
Operating leases, net of current portion	42.5	—
Finance leases, net of current portion	2.2	3.3
Income taxes payable	3.5	3.8
Deferred income tax liabilities, net	26.8	27.8
Other long-term liabilities	20.0	24.3
Total liabilities	339.3	303.8
Shareholders' equity	534.2	473.5
Total liabilities and shareholders' equity	$873.5	$777.3

MISSION PRODUCE, INC.
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended October 31,		Year Ended October 31,
(In millions, except for share and per share amounts)	2021	2020	2021	2020
Net sales	$237.0	$206.8	$891.7	$862.3
Cost of sales	203.2	167.3	767.2	737.7
Gross profit	33.8	39.5	124.5	124.6
Selling, general and administrative expenses	15.5	16.8	63.6	56.2
Operating income	18.3	22.7	60.9	68.4
Interest expense	(1.0)	(1.2)	(3.7)	(6.7)
Equity method income	3.3	2.4	7.5	4.0
Impairment on equity method investment	—	—	—	(21.2)
Other income (expense), net	2.1	(0.5)	1.3	(0.7)
Income before income taxes	22.7	23.4	66.0	43.8
Provision for income taxes	5.8	4.6	21.1	15.0
Net income	$16.9	$18.8	$44.9	$28.8

Net income per share:
Basic	$0.24	$0.29	$0.64	$0.45
Diluted	$0.24	$0.29	$0.63	$0.45

Weighted average shares of common stock outstanding:
Basic	70,614,729	64,883,661	70,583,424	63,634,863
Diluted	71,153,478	64,917,611	71,068,481	63,660,018

MISSION PRODUCE, INC.
Consolidated Statements of Cash Flow (Unaudited)

	Year Ended October 31,
(In millions)	2021	2020
Operating Activities
Net income	$44.9	$28.8
Adjustments to reconcile net income to net cash provided by operating activities
Provision for losses on accounts receivable	—	0.2
Depreciation and amortization	20.4	18.1
Amortization of debt issuance costs	0.3	0.3
Equity method income	(7.5)	(4.0)
Noncash lease expense	4.3	—
Impairment on equity method investment	—	21.2
Stock-based compensation	2.6	5.0
Dividends received from equity method investees	1.7	1.7
Losses (gains) on asset impairment, disposals and sales, net of insurance recoveries	0.1	0.5
Deferred income taxes	8.8	(1.0)
Unrealized (gains) losses on derivative financial instruments	(0.8)	2.8
Other	(0.1)	(2.6)
Effect on cash of changes in operating assets and liabilities:
Trade accounts receivable	(16.4)	10.3
Grower fruit advances	0.8	2.3
Miscellaneous receivables	2.6	(3.8)
Inventory	(11.2)	5.9
Prepaid expenses and other current assets	(2.5)	(2.0)
Income taxes receivable	(3.8)	(0.4)
Other assets	(3.5)	(4.2)
Accounts payable and accrued expenses	8.9	8.2
Operating lease liabilities	(3.2)	—
Income taxes payable	(0.1)	(1.9)
Grower payables	3.4	(8.6)
Other long-term liabilities	(2.7)	2.1
Net cash provided by operating activities	$47.0	$78.9
Investing Activities
Purchases of property and equipment	(73.4)	(67.3)
Proceeds from sale of property, plant and equipment	2.4	3.0
Insurance proceeds for the replacement of property, plant and equipment	1.1	—
Investment in equity method investees	(0.2)	(3.4)
Loans to equity method investees	(2.0)	—
Loan repayments from equity method investees	1.5	—
Other	0.3	—
Net cash used in investing activities	$(70.3)	$(67.7)
Financing Activities
Proceeds from issuance of common stock in public offering, net of issuance costs	—	78.1
Borrowings on revolving credit facility	—	14.0
Payments on revolving credit facility	—	(14.0)
Principal payments on long-term debt obligations	(10.5)	(6.3)
Principal payments on finance lease obligations	(1.2)	(0.9)
Payments for long-term supplier financing	—	(5.8)
Payment for debt extinguishment costs	(0.1)	—
Dividends paid	—	(13.0)
Proceeds from exercise of stock options	0.2	—
Repayment of stock option notes receivable	0.1	0.1
Debt issuance costs	—	(0.2)
Purchase and retirement of stock	—	(1.9)
Net cash (used in) provided by financing activities	$(11.5)	$50.1

MISSION PRODUCE, INC.

	Year Ended October 31,
(In millions)	2021	2020
Effect of exchange rate changes on cash	—	0.1
Net (decrease) increase in cash, cash equivalents and restricted cash	(34.8)	61.4
Cash, cash equivalents and restricted cash, beginning of period	127.0	65.6
Cash, cash equivalents and restricted cash, end of period	$92.2	$127.0

Summary of cash, cash equivalents and restricted cash reported within the condensed consolidated balance sheets:
Cash and cash equivalents	$84.5	$124.0
Restricted cash	6.1	1.4
Restricted cash included in other assets	1.6	1.6
Total cash, cash equivalents, and restricted cash shown in the condensed consolidated statements of cash flows	$92.2	$127.0

MISSION PRODUCE, INC.
Reconciliation of Non-GAAP Financial Measures to GAAP (Unaudited)
The following tables reconciles the non-GAAP measures “adjusted net income” and “adjusted EBITDA” to their comparable GAAP measures. Refer also to “Non-GAAP Financial Measures” earlier in this press release.
Adjusted net income

	Three Months Ended October 31,		Year Ended October 31,
(In millions, except for per share amounts)	2021	2020	2021	2020
Net income	$16.9	$18.8	$44.9	$28.8
Stock-based compensation	0.6	3.9	2.6	5.0
Unrealized (gains) losses on derivative financial instruments	(1.2)	(0.5)	(3.0)	2.8
Impairment on equity method investment(3)	—	—	—	21.2
Legal settlement(4)	—	—	0.8	—
Asset impairment and disposals, net of insurance recoveries	—	—	(0.2)	—
Foreign currency (gain) loss	(1.2)	0.8	1.6	(1.3)
Farming costs for nonproductive orchards(5)	0.8	—	0.8	—
Debt extinguishment costs	0.1	—	0.1	—
Tax effects of adjustments to net income(1)	0.7	(1.1)	(0.3)	(1.5)
Discrete tax adjustment for change in Peruvian tax rates(2)	0.3	—	5.4	—
Adjusted net income	$17.0	$21.9	$52.7	$55.0
Adjusted net income per diluted share	$0.24	$0.34	$0.74	$0.86
(1)Tax effects are calculated using applicable rates that each adjustment relates to.
(2)On December 30, 2020, Peru enacted tax law repealing current tax law which provided benefits to agribusiness entities. The new law will subject us to higher Peruvian corporate income tax rates than our current rate of 15% as follows: 20% for calendar years 2023 to 2024, 25% for calendar years 2025 to 2027, and 29.5% thereafter. As a result of the new tax law, we recorded a $5.1 million charge in the three months ended January 31, 2021 to the provision for income taxes.
(3)In the second quarter of fiscal year 2020, we recognized a $21.2 million, non-cash, pre-tax impairment charge on our equity method investee Moruga.
(4)In the second quarter of fiscal year 2021, we recognized a loss contingency related to a preliminary settlement offering to plaintiffs in an employee lawsuit.
(5)Land lease costs for nonproductive orchards.
Adjusted EBITDA

	Three Months Ended October 31,		Year Ended October 31,
(In millions)	2021	2020	2021	2020
Marketing & Distribution adjusted EBITDA	$8.4	$19.4	$51.4	$68.2
International Farming adjusted EBITDA	18.0	12.7	33.9	23.3
Total reportable segment adjusted EBITDA	26.4	32.1	85.3	91.5
Net income	16.9	18.8	44.9	28.8
Interest expense	1.0	1.2	3.7	6.7
Provision for income taxes	5.8	4.6	21.1	15.0
Depreciation and amortization	6.7	5.5	20.4	18.1
Equity method income	(3.3)	(2.4)	(7.5)	(4.0)
Stock-based compensation	0.6	3.9	2.6	5.0
Other (income) expense, net	(2.1)	0.5	(1.3)	0.7
Impairment on equity method investment	—	—	—	21.2
Legal settlement	—	—	0.8	—
Asset impairment and disposals, net of insurance recoveries	—	—	(0.2)	—
Farming costs for nonproductive orchards	0.8	—	0.8	—
Total adjusted EBITDA	$26.4	$32.1	$85.3	$91.5

MISSION PRODUCE, INC.

Segment Sales (Unaudited)

	Marketing & Distribution	International Farming	Total	Marketing & Distribution	International Farming	Total
	Three Months Ended October 31,
(In millions)	2021			2020
Third party sales	$230.4	$6.6	$237.0	$202.0	$4.8	$206.8
Affiliated sales	—	23.8	23.8	—	17.2	17.2
Total segment sales	230.4	30.4	260.8	202.0	22.0	224.0
Intercompany eliminations	—	(23.8)	(23.8)	—	(17.2)	(17.2)
Total net sales	$230.4	$6.6	$237.0	$202.0	$4.8	$206.8
	Year Ended October 31,
	2021			2020
Third party sales	$872.0	$19.7	$891.7	$846.9	$15.4	$862.3
Affiliated sales	—	84.9	84.9	—	66.4	66.4
Total segment sales	872.0	104.6	976.6	846.9	81.8	928.7
Intercompany eliminations	—	(84.9)	(84.9)	—	(66.4)	(66.4)
Total net sales	$872.0	$19.7	$891.7	$846.9	$15.4	$862.3

Other Information (Unaudited)

	Three Months Ended October 31,		Year Ended October 31,
	2021	2020	2021	2020
Pounds of avocados sold (millions)	160.1	168.7	653.0	619.0
Average sales price per pound(1)	$1.45	$1.20	$1.34	$1.37
Gross profit per pound(2)	$0.21	$0.23	$0.19	$0.20
(1)Calculated by dividing net avocado sales from our Marketing & Distribution segment by the total pounds of avocados sold in the stated period.
(2)Calculated by dividing gross profit by the total avocado sales volume in the stated period.